EXHIBIT 10.20

EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

This Employee Confidentiality and Restrictive Covenant Agreement (“Agreement”) is made and entered as of the 4th day of October, 2016, between Burney J. Latiolais, Jr. (“Employee”) and Frank’s International, LLC and its affiliated or subsidiary or parent companies (collectively referred to as the “Company”). The Company and Employee may be referred to individually as “Party,” and/or collectively as the “Parties.” The Company and Employee agree as follows:

1.
Company Provided Access to Confidential Information. The protection of confidential business information and trade secrets is vital to the interests and success of the Company. In exchange for Employee’s promises made in this Agreement to maintain confidentiality, the Company promises that it will provide to Employee, consistent with Employee’s position, access to certain information regarding the business and activities of the Company. Employee acknowledges that he/she has had and will have access to confidential information, training and Company goodwill (“Confidential Information”) while employed by the Company, including without limitation, any information obtained by Employee during the course of Employee's employment with the Company, concerning the business or affairs of the Company or that of its customers, suppliers, contractors, subcontractors, agents or representatives.

1.1
Confidential Information includes any information about the Company that has not been intentionally publicly disclosed by the Company; knowledge, data, trade secrets, proprietary information, or information provided to the Company by its customers, suppliers, contractors, subcontractors, business partners, agents or representatives (regardless of whether the Company is contractually obligated to keep such information confidential). Confidential Information includes, without limitation, information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company, any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right by any Company employee, Company customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, projects reports, handling documentation, machinery and compositions, all financial data relating to the Company, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronically, hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the aforementioned materials or processes. Confidential information may include but is not limited to the areas of piping and fabrication, connectors, hammers, casing equipment, cementing equipment, laydown equipment, completion equipment, manipulating and handling tubulars, drilling of subterranean and offshore wells, energy exploration, energy drilling, energy production, and the processing of hydrocarbons.

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2.
Employee Promises Not to Disclose Confidential Information. Employee acknowledges that this Confidential Information is confidential, proprietary, not known outside of the Company’s business, valuable, special and/or a unique asset of Company which belongs to the Company and gives the Company a competitive advantage. If this Confidential Information were disclosed to third parties or used by third parties and/or Employee, such disclosure or use would seriously and irreparably damage the Company and cause the loss of certain competitive advantages. Employee promises he/she has not and will not disclose in any way, or use for Employee’s own benefit or for the benefit of anyone besides the Company, the Confidential Information described above. Employee acknowledges that this promise of non-disclosure and non-use continues indefinitely and specifically does not expire at the end of Employee’s employment with the Company.

3.
Non-Competition/Non-Solicitation/Non-Interference. Employee acknowledges that the highly competitive nature of the Company’s business, Employee’s position with the Company, and the Confidential Information, training, and goodwill provided to Employee during his/her employment with the Company, support Employee’s promises not to compete with the Company, and not to solicit or interfere with the Company’s relationships with its customers and employees as stated below in the rest of this Section 3, during his/her employment with the Company and for eighteen (18) months following his/her separation from the Company (“the Restricted Period”) regardless of the reason for the separation, within the Restricted Area of the Louisiana parishes of Lafayette, Iberia, and Terrebonne and the Texas counties of Harris, Fort Bend, Montgomery, Brazoria, and Galveston, as well as any county/parish in which the Employee engaged in the Company Business during the last twelve (12) months of Employee’s employment with the Company.

3.1
Non-Competition. During the Restricted Period and in the Restricted Area, Employee will not engage in or carry on, directly or indirectly, a business similar to and competitive with that of the Company (“Competing Business”). The business of the Company (“Company Business”) specifically includes, but is not limited to, land operations, offshore operations, tubular sales, casing installation, completion installation, and specialty products divisions of the Company’s business as well as Company’s current and planned (future) bids, projects, contracts, and relationships with its customers and potential customers . Accordingly, Employee will not, directly or indirectly, own, manage, operate, join, become employed or engaged by, partner in, control, participate in, be connected with, loan money or sell or lease equipment or property to, or otherwise be affiliated with any Competing Business. For further clarity, Competing Business shall include the design, sales, marketing, fabrication, installation, provision, repair, or manufacturing of products or services similar to or functionally equivalent to those designed, sold, installed, repaired, fabricated, manufactured, produced, provided, marketed or licensed by the Company. The foregoing notwithstanding, Employee may own less than two percent (2%) of the outstanding stock of any class for a Competing Business which sells its stock on a national securities exchange and if Employee is not involved in the management of such Competing Business. Further, Competing Business and Restricted Area, as defined above, shall not include any geographic areas, services, or products of the Company in which Employee had no responsibility, no involvement and about which he/she had no access to Confidential Information.

3.2
Non-Solicitation/Non-Interference of Employees/Contractors. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not interfere with the Company’s relationship with, solicit or hire or otherwise encourage to change or leave their employment or contractor position with the Company any person currently employed by or e

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ngaged as a contractor to the Company, or who was employed by or engaged by the Company during Employee’s employment with the Company. This restriction shall not include any current or potential employee or contractor of the Company for which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information during his/her employment with the Company.

3.3
Non-Solicitation/Non-Interference of Customers, Vendors, Suppliers. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not solicit business from, nor encourage or otherwise cause any current or potential customer, vendor or supplier of the Company, including its current or planned (future) projects, bids, or contracts, to cease or materially change their current or potential business relationship with the Company or otherwise attempt to interfere with these Company relationships. For purposes of this Section, “potential customer, vendor or supplier” shall mean any entity or person with whom the Company has been pursuing a business relationship during Employee’s employment with the Company, and any “potential business relationship” shall mean any relationship pursued by the Company during Employee’s employment with the Company, including any current or planned (future) bids, projects or contracts. This restriction shall not include any current or potential customer, vendor or supplier of the Company for which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information during his/her employment with the Company.

4.
Intellectual Property. Employee ratifies any previous assignment for any Intellectual Property under other agreements or obligations, including any fiduciary duty to the Company, and otherwise hereby assigns to the Company all right, title and interest Employee has or may acquire in and to any Intellectual Property that results from Employee’s efforts, either alone or jointly with others, during the period of Employee’s employment with the Company. “Intellectual Property” means any and all inventions, discoveries, developments, innovations, processes, designs, methods, technologies, formulae, models, research and development, patents, patent applications, trade secrets and other Confidential Information and works of authorship (including copyrightable works, copyrights and copyright applications), and improvements to any of the foregoing that, either alone or jointly with others: (a) result from any work performed on behalf of the Company, or from a research project suggested by the Company; (b) relate in any way to the existing or contemplated Business of the Company; or (c) result from the use of the Company’s time, material, employees or facilities. Employee acknowledges and agrees that any work Employee performs for the Company during employment that constitutes copyrightable subject matter shall be considered a “work made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). Employee hereby ratifies and otherwise transfers and assigns to the Company, and waives and agrees never to assert, any and all rights to claim authorship, rights to object to any modification or other moral rights that Employee may have in or with respect to any Intellectual Property and/or works made for hire, even after termination of Employee’s employment. Employee further agrees that if, in the course of providing services to the Company, Employee incorporates any intellectual property owned by Employee, the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide right and license to make, have made, copy, modify, use, distribute and sell such intellectual property or products incorporating such intellectual property of Employee. During and after Employee’s employment, Employee will assist and cooperate with the Company for no additional compensation but at the Company’s out of pocket expense and execute documents requested by the Company to acquire, transfer, maintain, perfect and e

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nforce the Company’s rights to the Intellectual Property, including patent, copyright, trade secret and other protections for the Company’s Intellectual Property.

5.
Employee Acknowledgement of Need For Protections and Restrictions Promised; Modifications of Restrictions. Employee acknowledges and understands that his/her promises in this Agreement restrict some of his/her actions during and after employment with the Company. However, Employee acknowledges and agrees that he/she has or will receive sufficient consideration from the Company under this Agreement to justify such restrictions. Employee understands and agrees that the restrictions in this Agreement shall continue beyond the termination of Employee’s employment, regardless of the reason for such termination.

6.
Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Employee, and that the Company shall be entitled to enforce this Agreement by specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available to the Company at law, under common and statutory law, the Texas Uniform Trade Secrets Act, Louisiana Uniform Trade Secrets Act, under other agreements, or in equity, including, without limitation, the recovery of attorneys’ fees incurred by the Company in enforcing this Agreement or otherwise protecting its rights, as well as damages caused by Employee and his/her agents involved in such breach.

7.
Notification to Subsequent Employers. Employee further acknowledges that in order to enforce his/her obligations under this Agreement that the Company will need to notify any subsequent actual or potential employers of Employee’s obligations under this Agreement. Employee agrees to notify the Company of the identity of his/her employers for the Restricted Period and Employee consents to the Company providing notification to these employers of Employee’s ongoing obligations to the Company under this Agreement or under other applicable law.

8.
Tolling of Restricted Period. The duration of the Restricted Period shall be tolled and suspended for any period that Employee is in violation of these covenants up to a period of two (2) years, unless such tolling is disallowed under applicable law.

9.
Return of Confidential Information and Company Property. All written or electronic or other data, materials, records and other documents made by, or coming into the possession or control of, Employee which contain or disclose Confidential Information shall be and remain the property of the Company. Upon request, and in any event, without request upon termination of Employee’s employment with the Company for any reason, Employee shall promptly return, without deletion, copying or alteration, all written or electronic materials, data, information, records and any other property in Employee’s possession or control, whether located on or off Company premises, which may concern the Company, its current or potential customers, vendors or suppliers, whether or not designated as confidential or proprietary in nature.

10.
    At-Will Employment. Employee acknowledges and agrees that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Rather, Employee understands that he/she is an at-will employee and that either Employee or the Company may terminate this at-will employment relationship at any time for any reason or no reason.

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11.
Severance upon Separation. In return for Employee’s promises made in this Agreement, if the Company involuntarily terminates Employee’s employment with the Company for reasons other than Cause, with Cause to be determined in Company’s sole discretion, the Company will provide Severance under the following terms and conditions.

11.1
Company will provide Employee with salary continuation for a period of nine (9) months following the termination of employment. These payments will be based on the Employee’s base salary rate at the time of termination and will be paid through the Company’s normal payroll cycle.

11.2
The Employee will also receive an amount equal to one hundred percent (100%) of the individual Short Term Incentive (STI) target for the year in which Employee’s termination occurs, prorated for the period of time worked by Employee. The STI payment will be paid at the latest of (A) at the same time as such payments are made to other employees of the Company, or (B) as required by local law or regulation.

11.3	The conditions for receiving Severance are as follows:

(a)	Employee signs a release of all claims in a form acceptable to the Company;

(b)	Employee complies with all terms of this Agreement for the duration of the stated obligations;

(c)	Employee provides cooperation and transition of his/her employment duties during and after termination of employment; and

(d)	Employee complies with the terms of any other agreements between Employee and the Company.

12.
409A Compliance. The provisions of this Section shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(a)
General Suspension of Payments.  If Employee is a “specified employee,” as such term is defined within the meaning of Section 409A, any payments or benefits payable or provided as a result of Employee’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (A) the six months and one day following Employee’s termination, (B) the date of Employee’s death, or (C) any date that otherwise complies with Section 409A.  In the event that Employee is entitled to receive payments during the suspension period provided under this Section, Employee shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A. In the event of any delay in payment under this provision, the deferred amount shall bear interest at the prime rate (as stated in the Wall Street Journal) in effect on his or her termination date until paid.

(b)
Release Payments.  In the event that Employee is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment.  Any payments that are suspended during the sixty

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(60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(c)
Separation from Service.  For purposes of this Agreement, any reference to “termination” of Employee’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Employee prior to the date such Employee incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(d)
Installment Payments.  For purposes of Section 409A and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

(e)
General.  Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Employee.  To the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or other taxpayer as a result of the Agreement.

13.
No Interference with Rights. Employee acknowledges and agrees that nothing in this Agreement is intended to, nor does it, interfere with or restrain Employee’s right to share or discuss information regarding his/her wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. Further, Employee acknowledges and agrees that this Agreement is not intended to, nor does it, interfere with or restrain Employee’s right to report unlawful actions to any law enforcement or administrative agency, or to participate in any such agency’s investigation.

14.
Governing Law/Forum/Jury Waiver. The Parties agree and acknowledge that this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles. With respect to any claim or dispute arising out of or related to this Agreement, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas, unless another forum or venue is required by law. Both the Company and Employee agree to waive a trial by jury of any or all issues arising under or connected with this Agreement, and consent to trial by the judge.

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15.
No Duties to Other Employers. Employee represents that he/she is not bound by the terms of any agreement with any previous employer or other party other than the Company to: (a) refrain from using or disclosing any information that would be necessary to and/or reasonably expected to be utilized by Employee in the course of the performance of his/her duties in the employ of the Company or (b) refrain from engaging in any business activity that would otherwise preclude Employee from performance of his/her duties in the employ of the Company. Employee further represents that Employee’s performance of his/her duties does not and will not violate any agreement with any prior employer or third party. Employee agrees not to use or disclose during his/her employment with the Company any information which belongs to another entity or person.

16.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, and automatically to any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s obligations under this Agreement are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of the Company.

17.
Representations; Modifications; Other Agreements; Severability. Employee acknowledges that he/she has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties. This Agreement supplements and does not limit or restrict or alter in any way any obligations that the Employee may have undertaken in other agreements with the Company or which apply to Employee under any applicable law, including but not limited to the Texas Uniform Trade Secrets Act and the Louisiana Uniform Trade Secrets Act. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Agreement which shall remain in full force and effect.

Executed this 4th day of October, 2016.

EMPLOYEE:

/s/ Burney J. Latiolais, JR
EMPLOYEE SIGNATURE
Printed Name: Burney J. Latiolais, JR

COMPANY:
Frank’s International, LLC

By: /s/ Gary P. Luquette

Printed Name: Gary P. Luquette

Title: President and CEO

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